Exhibit 23.3.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 6, 2016, except for the effects of the revision discussed in Note 2 (not presented herein) to the consolidated financial statements appearing in the F pages of the Company’s Amendment No. 6 to Form S-1 (Registration No. 333-211243), as to which the date is October 25, 2016 and except for the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is June 13, 2017, relating to the financial statements and financial statement schedules, which appears in the Form 8-K of Athene Holding Ltd. filed on June 13, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Ltd.

Chartered Professional Accountants

Hamilton, Bermuda

January 3, 2018